Exhibit 10.42

MUTUAL SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Separation Agreement”) is entered into as of February 10, 2015, by and between IASIS Healthcare LLC, a Delaware limited liability company, on behalf of itself, its affiliates and subsidiaries, jointly and severally (collectively, “Employer”), and Frank A. Coyle, (“Employee”).

WITNESSETH:

WHEREAS, Employee has been employed by and served as an executive officer and General Counsel of the Employer;

WHEREAS, Employer and Employee have agreed to terminate their employment relationship; and

WHEREAS, in consideration of the promises contained in this Separation Agreement, Employer wishes to furnish Employee with certain Separation Payments;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following terms and conditions governing the termination of Employee’s employment with Employer:

1. Separation Date. The effective date of the termination of Employee’s employment shall be February 10, 2015 (“Separation Date”). From and after the Separation Date, Employee will not take any action that binds or purports to bind Employer, or any of its subsidiaries or affiliates, nor will Employee act as an agent or employee of Employer. Employee agrees that he will not seek reemployment by Employer in the future.

2. Separation Payments. Employee and Employer agree as follows:

(a) In consideration of Employee’s undertakings herein, including the waiver and general release of claims below, and in light of the parties’ prior agreements concerning payments upon termination set forth in Section 10 of Employee’s Employment Agreement, Employer will pay Employee separation payments (“Separation Payments”) in the total aggregate gross amount of Nine Hundred Fifty-One Thousand Three Hundred Thirty dollars ($951,330), less required withholdings. The Separation Payments represent an amount equal to (a) 150% of the Employee’s base salary ($618,075, the ‘‘Salary Payment”), (b) 150% of the Employee’s annual target bonus ($309,038, the “Bonus Payment”) and (c) a lump sum payment of $24,217 representing the present value of applicable medical, life and disability insurance coverage for eighteen (18) months following the Separation Date (the “Benefits Payment”).

(b) The Salary Payment will be paid by salary continuation following the Separation Date in accordance with the normal payroll schedule of Employer over eighteen (18) months in equal payments, each in the gross amount of $34,337.50, commencing no earlier than thirty (30) days after the Separation Date.

(c) The Bonus Payment will be paid as follows: $206,025.00 will be paid on the one-year anniversary of the Separation Date (February 10, 2016) and $103,013.00 will be paid on or about the eighteen-month anniversary of the Separation Date (August 10, 2016).

(d) The Benefits Payment will be paid in a lump sum on the date that is thirty (30) days after the Separation Date.

(e) Employee shall also remain entitled to receive a pro-rata bonus with respect to the 2015 fiscal year, based on the number of whole months worked in fiscal 2015 (including and through the end of February 2015) and determined by the Board of Directors of IASIS or an applicable committee thereof based on actual performance. The pro-rata bonus will be paid to Employee when bonuses are otherwise paid to active employees of the Employer, but not later than March 15, 2016.

(f) All payments made by the Employer under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Employer under applicable law. Employee acknowledges that he would not be entitled to the Separation Payments described in this Section 2 but for his execution of this Separation Agreement.

(g) Employee acknowledges and agrees that he has received from Employer all of the money to which he is entitled from Employer for work performed for the Employer or otherwise through January 31, 2015. Employee will receive a check from Employer no later than five (5) business days from the Separation Date as payment for all of the money to which Employee is entitled for work performed for the Employer in February 2015, as well as pay for any vacation days Employee had earned, but not used, as of the Separation Date, determined in accordance with the Employer’s policy and as reflected in the books and records of Employer. Employee agrees that no further compensation other than as expressly set forth herein is owed to Employee.

(h) No further severance, salary, vacation pay, sick pay, fringe benefits or other payments beyond those contemplated by this Section 2 shall be made by Employer to Employee, or demanded by Employee from Employer, in consideration for entering into this Separation Agreement, and Employee waives any and all claims he may have to receive any additional amounts from Employer arising from or in connection with his employment with Employer.

(i) It is understood and agreed that this Agreement is in compromise of all existing, potential or disputed claims, and that the consideration paid to Employee is not to be construed as an admission of liability or any wrongdoing by Employer, or anyone acting through or on behalf of the Employer.

3. Equity Interests. The parties hereby acknowledge that, as of the Separation Date, the Employee holds (a) an option to purchase 10,000 shares of common stock of IASIS Healthcare Corporation (“IASIS”) granted on April 1, 2006 pursuant to the IASIS Amended and Restated 2004 Stock Option Plan (the “Equity Plan”) and evidenced by an award agreement dated April 1, 2006 (the “2006 Option”), which 2006 Option is fully vested as of the Separation Date, (b) an option to purchase 5,000 shares of IASIS common stock granted on October 2, 2008 pursuant to the Equity Plan and evidenced by an award agreement dated October 2, 2008 (the “2008 Option”), which 2008 Option is fully vested as of the Separation Date, (c) an option to purchase 40,000 shares of IASIS common stock granted on April 30, 2014 pursuant to the Equity Plan and evidenced by an award agreement dated April 30, 2014 (the “2014 Option”), which 2014 Option is unvested as of the Separation Date, (d) 20,000 restricted stock units granted on May 9, 2014 and evidenced by an award agreement dated May 9, 2014, which restricted stock units are unvested as of the Separation Date, and (e) 2,500 restricted stock units granted on or about June 10, 2014 and evidenced by an award agreement dated on or about June 10, 2014, which restricted stock units are unvested as of the Separation Date (the 22,500 restricted stock units referenced in (d) and (e), collectively, the “RSUs”).

(b) Effective on the Separation Date, 10,000 shares subject to the 2014 Option shall vest and become immediately exercisable, with the remainder of the 2014 Option automatically terminating without payment due thereon on the Separation Date.

(c) Effective on the Separation Date, the RSUs shall automatically terminate without payment due thereon.

(d) The 2006 Option, the 2008 Option and the portion of the 2014 Option that becomes vested and exercisable as provided for herein shall remain subject to the terms of their respective award agreements, the Equity Plan and the Management Stockholders’ Agreement dated as of June 9, 2014 between IASIS, the Employer and Employee (the “Stockholders Agreement”) and shall remain exercisable for one year following the Separation Date.

(e) As of the date hereof, the parties acknowledge that the Employee also holds 21,563 shares of IASIS common stock. These shares shall also remain subject to the Stockholders Agreement. Employee acknowledges and agrees that he shall have no further rights with respect to any equity or equity awards with respect to IASIS common stock following the Separation Date other than as provided for herein.

4. COBRA continuation coverage. Employee has been covered under a group medical or health benefits plan while employed by Employer. Employee shall have a right to continue such coverage in accord with the provisions of 29 U.S.C. § 1161, as amended (“COBRA”). Employee may exercise the option of continuing such coverage consistent with, for the duration allowed by, and under the conditions imposed under applicable federal and state laws. Employee will receive a COBRA packet containing an election form from the COBRA Administrator. Employee and his eligible dependents are eligible for benefits continuation, subject to the terms of COBRA, whether or not Employee executes this Agreement

5. Return of Property. Employee represents and covenants that Employee has returned, or will return to Employer, upon Employer’s request and in no event any later than the date Employee executes this Separation Agreement, all property of Employer, including but not limited to all keys to Employer’s offices, all equipment of any type, all documents, patient lists, physician lists, vendor lists, written information, forms, formulae, plan documents and other written or computer materials or data, software or firmware, records and copies of the same belonging to Employer (or any company affiliated with Employer), which are in Employee’s possession or control, including but not limited to all originals, copies, derivations and summaries of any of Employer’s confidential or proprietary information. Employee agrees to destroy any and all Employer documents, including but not limited to e-mails and documents that Employee may have stored on Employee’s personal computers or other electronic devices of any kind.

6. Release of all Claims. Employee and Employer agree as follows:

(a) In consideration for the payments and additional benefits to be paid by Employer hereunder, Employee hereby irrevocably and unconditionally releases, acquits and discharges Employer and its officers, directors, employees and agents, employee benefit plans, and all of its affiliates, including IASIS Healthcare Corporation, and all of their respective officers, directors, employees and agents (collectively, the “Releasees”) from all claims and causes of action of whatever nature that Employee ever had or may now have as of the date of the execution of this Agreement arising from or during Employee’s employment, or resulting from the termination of said employment, or arising from any other relationship Employee had with Employer, whether known or unknown, fixed or contingent, actual or potential. Employee hereby waives any and all rights he may have, directly or indirectly, now or at any time in the future, of any nature, with respect to any claim, charge, or lawsuit, arising out of his employment and termination of employment up and through the date of the execution of this Agreement, including for purposes of obtaining any monetary award, reinstatement of employment or any equitable relief. Employee also waives any right to be or remain a member of any class or collective action against Employer.

(b) Employee acknowledges that this release of claims includes, but is not limited to, all claims arising under federal, state or local laws against Releasees and all claims growing out of any legal restrictions on Employer’s right to terminate its employees, including any claims arising under common law and/or breach of contract, whistleblower, tort, or retaliation claims and all claims related to payment of compensation. This release of claims also specifically encompasses all claims of employment discrimination based on race, color, religion, sex, and national origin, as provided under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), all claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, all claims under the Employee Retirement Income Security Act (“ERISA”), all claims under the Family and Medical Leave Act (“FMLA”), all Claims under the Fair Credit Reporting Act, all claims under the National Labor Relations Act, all claims under the Rehabilitation Act, all claims under the Sarbanes-Oxley Act of 2002, all claims under the False Claims Act, 31 U.S.C. 3729, et seq, and similar state laws, all claims under the Worker Adjustment Retraining Notification (“WARN”) Act, and all claims of employment discrimination under the Americans with Disabilities Act (“ADA”), as well as any and all claims under state law as provided under Arizona, Colorado, Florida, Texas, Nevada, Louisiana, Utah or Tennessee statutes and any other applicable state or local laws concerning Employee’s employment. This release also includes claims that the Employer violated or failed to comply with any public policy; violated or failed to comply with any portion of its personnel policies or any express or implied contract of employment between Employee and Employer; failed to pay Employee wages, salary, overtime, bonus, earned vacation, earned paid time-off, benefits, commissions, equity, incentive pay, insurance, interest, or other compensation of any type; libeled, slandered, or defamed Employee, invaded Employee’s privacy, negligently or intentionally inflicted emotional distress on Employee or otherwise violated any common law duty to Employee including but not limited to claims for detrimental reliance, fraud, impairment/loss of business/economic opportunity, loss of consortium, misrepresentation, negligence including negligent hiring/retention/supervision, personal injury, promissory estoppel, retaliatory discharge, posting violations, wrongful termination, constructive discharge, and tortious interference.

(c) Employee hereby irrevocably and unconditionally releases, acquits and discharges defendants in any and all False Claims Act lawsuits he has ever filed and their officers, directors, employees and agents, employee benefit plans, and all of their affiliates, from all claims and causes of action of whatever nature that Employee ever had or may now have as of the date of the execution of this Agreement whether set forth in the complaints he filed or otherwise, whether known or unknown, fixed or contingent, actual or potential.

(d) Employee’s claims not released by this Agreement are specifically limited to: (i) any claim for unemployment compensation or worker’s compensation administered by a state government to which Employee is presently or may become entitled; (ii) any claim for benefits that have already vested under an Employer plan that are not subject to forfeiture; (iii) any claim based upon events that occur after the Effective Date of this Agreement; (iv) any claim that Employer has breached this Agreement; and (v) any other claim that cannot be waived as a matter of law.

7. Current Claims. Employee represents that Employee has no employment discrimination or other complaints or charges of any nature against Employer or any of the Releasees pending before any local, state or federal court, tribunal or administrative agency. Employee further acknowledges, however, that this Agreement shall not prevent Employee from filing a Charge of Discrimination with the Equal Opportunity Employment Commission (“EEOC”); but Employee agrees that should he obtain damages, or should the EEOC or any other third party obtain damages or other relief on his behalf, arising out of a claim concerning his employment with Employer, he will completely waive and forego the receipt of all such damages or other relief. Other than as authorized by the second sentence of this Section 7, to the fullest extent permitted by law, Employee shall not file any complaints or charges of any nature, whether related to employment discrimination or not, at anytime hereafter against any of the Releasees, and, if any court, tribunal or agency assumes or has assumed jurisdiction over any such complaint or charge, Employee shall promptly request in writing that the court, tribunal or agency dismiss the matter.

8. No Undisclosed Wrongdoing or Injury. Employee specifically represents (a) that Employee has disclosed to Employer in writing any matter that Employee knows, suspects or has reason to know or suspect could constitute an actual or potential violation of any legal, regulatory or compliance requirement in any jurisdiction involving Employer or (b) that Employee has no information concerning any such matter. Employee also affirms that he has no known workplace injuries or occupational diseases.

9. Confidentiality, Non-Competition, Ownership of Works. Employee acknowledges that, as a result of Employee’s employment with Employer, Employee has acquired and had access to certain confidential information about and belonging to Employer, including but not limited to pricing arrangements with third party payors, business transactions and arrangements with other parties, financial, information and trade secrets (the “Confidential Information”). Employee acknowledges that Employer policy prohibits employees of Employer from using or disclosing such Confidential Information, and that his duty not to use or disclose such Confidential Information extends beyond the termination of his employment with Employer and shall continue in effect for so long as such information remains confidential. Employee acknowledges that Employee is obligated not to disclose, discuss, publicize, or reveal any Confidential Information to any third party, including but not limited to competitors of Employer in the Arizona, Colorado, Florida, Louisiana, Utah, Nevada and Texas markets. Further, Employee is reminded of, and in signing this Agreement affirms his obligations under, Section 14 of his Employment Agreement. Employee affirms that these obligations are on-going, and are expressly incorporated into this Agreement such that any direct or indirect breach of those obligations is a breach of this Agreement. In addition, Employee affirms his ethical obligations under the Tennessee Rules of Professional Conduct. Consistent with those rules, Employee shall keep confidential all information relating to his representation of Employer, and shall not use such information to the disadvantage of Employer.

10. Applicable Law and Dispute Resolution. This Separation Agreement shall be interpreted under the laws of the State of Tennessee, without giving effect to any choice of laws provisions that would cause the application of any other state or foreign law. Any dispute, controversy or claim arising out of or relating to this Agreement, the breach, enforcement, interpretation, or validity thereof (including the determination of the scope or applicability of this arbitration agreement), or its subject matter shall, to the fullest extent permitted by law, be settled under the auspices of the American Arbitration Association (the “AAA”) and in accordance with the Employment Arbitration Rules and Mediation Procedure of the AAA, including, but not limited to, the rules and procedures applicable to the selection of a neutral arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, this Section 10 shall not preclude Employee or Employer from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction to address disputes on an interim basis until such time as a final determination is reached through arbitration. Employee acknowledges and agrees that the breach of Sections 9 or 12 of this Agreement will cause irreparable damage to Employer, and in the event of such breach Employer shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief, without having to post a bond.

11. Entire Agreement. This Separation Agreement, along with the Stockholders Agreement and Section 14 of Employee’s Employment Agreement, contains the entire understanding between the parties concerning the subject matter hereof, Employee’s employment, departure, and rights with respect thereto and replaces any and all other prior contracts, agreements, and understandings between them, written or oral, express or implied. This Agreement may not be modified, altered, amended or changed except in a writing executed by both parties wherein a specific reference is made to this Agreement and this provision.

12. Non-disparagement and Public Statements. Employee shall not directly or indirectly make any statement which is public or likely to become public which disparages Employer or Employer’s services, or any officers, directors, representatives or affiliates of Employer. Employee agrees not to make any public statement concerning any of the False Claims Act lawsuits he filed. The provisions of this Agreement are not intended to prohibit, preclude, limit or otherwise restrict Employee’s truthful statements or testimony if required by law at any deposition, hearing or other legal proceeding.

13. Cooperation. Employee agrees to provide such information as Employer may request with respect to any activities relating to Employer including any transaction, pending litigation, pending investigation, regulatory proceeding, or other matter in which Employee was involved in any way while employed by Employer. Employee further agrees to assist and cooperate with Employer in any future investigation or legal matter relating to Employer or Employee’s employment with Employer, subject to Employer providing reasonable payment for Employee’s actually incurred and reasonable out-of-pocket expenses resulting from such cooperation, provided such expenses are authorized by Employer in advance. Such cooperation shall include, but not be limited to, participating in meetings with counsel for Employer and other Employer representatives or agents pertaining to matters relating to the Employer’s operations.

14. Breach and Return of Separation Payments. Employee agrees that in the event he breaches this Agreement, he will immediately repay to Employer the full amount of the Separation Payments he has received, and Employee further acknowledges and agrees that he will not be entitled to any further Separation Payments.

15. Employee Acknowledgements. Employee represents and agrees that:

(a) Employee has carefully read and fully understands this Separation Agreement, specifically including the general release of claims included in said Agreement, and signs this Agreement voluntarily without any coercion or duress.

(b) Employee has had the opportunity to discuss thoroughly all aspects of this Separation Agreement with Employee’s legal counsel, and has been given a period of at least twenty-one (21) days to consider said Agreement, and has been advised to seek advice from counsel of Employee’s choice and at Employee’s expense. Employee and Employer agree that any modifications made to this Agreement, whether material or immaterial, will not restart the running of the twenty-one (21) day consideration period.

(c) Employee understands that Employee may sign this Separation Agreement at any time prior to the expiration of twenty-one days.

(d) Employee is knowingly entering into this Separation Agreement.

(e) Employee understands that Employee may revoke his waiver and release of all claims under the federal age discrimination laws (“Federal Age Discrimination Waiver”) at any time during the seven (7) day period after Employee has signed this Agreement (“Revocation Period”). Employee understands that any such revocation must be received in writing by Chief Executive Officer, IASIS Healthcare, 117 Seaboard Lane, Bldg. E, Franklin, TN 37067 within the Revocation Period to be effective. If Employee revokes his Federal Age Discrimination Waiver during the Revocation Period, he will not receive any Separation Payments. However, Employee’s waiver and release of all other claims in this Agreement will be unaffected by any revocation of his Federal Age Discrimination Waiver, and will remain supported by the other forms of consideration set forth in this Agreement.

16. Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision. To the extent a provision of this Agreement is found to be invalid or unenforceable, such provision shall be reformed so that such provision is valid and enforceable while protecting to the maximum extent the legitimate business interest of the Employer.

17. Binding Effect. This Separation Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, estates, successors and assigns, their affiliates, employees, directors, officers, stockholders and agents.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the Separation Date.

EMPLOYER:		EMPLOYEE:

IASIS HEALTHCARE LLC

By:	/s/ W. Carl Whitmer	/s/ Frank A. Coyle
Printed Name: W. Carl Whitmer		Frank A. Coyle

Its: President & CEO